EXHIBIT 1

September 24, 2026

PRF Technologies Ltd.

65 Yigal Alon St.

Tel Aviv 6744316

Israel

Attention:

Mr. Efi Cohen-Arazi, Interim CEO and Director

Dr. Ehud Geller, Executive Chairman of the Board and Director

Mr. Eyal Broder, CFO

Dr. Sigal Aviel, COO

Mr. Asaf Shavit, Director

Dr. Ellen S. Baron, External Director

Mr. Augustine Lawlor, External Director

Via email

Dear Madams and Sirs,

Re: PRF Technologies Ltd.

Demand to Convene Special General Meeting of the Shareholders

On behalf of our client, S.H.N. Financial Investments Ltd., we hereby write to you with respect to the following matters:

1.	As of September 24, 2026, S.H.N. Financial Investments Ltd. (“S.H.N.”) is the owner of 200,000 ordinary shares no par value, of PRF Technologies Ltd. (the “Ordinary Shares” and the “Company”, respectively). A confirmation of S.H.N.’s holdings is attached hereto as Exhibit A.
2.	Based on the above and based on the number of outstanding Ordinary Shares published by the Company in its reports to the U.S. Securities and Exchange Commission (the “SEC”), as of September 2, 2026 (3,499,144 ordinary shares issued and outstanding as of September 2, 2026), S.H.N. holds 5.716% of the voting rights of the Company.
3.	Pursuant to Section 63(b)(2) of the Companies Law, 5759-1999 (the “Companies Law”), and Section 19(a)(2) under the Company’s Articles of Association, we hereby request on behalf of S.H.N. that the board of directors of the Company convene a special general meeting of the shareholders of the Company immediately, and no later than October 15, 2026 as required by the Companies Law (the “Special Meeting”). The agenda for the Special Meeting shall include resolutions to remove each of the serving directors of the Company, other than the external directors and to appoint in their stead the following director nominees (the “Director Nominees”): Margarita Hirsch Malahovich, Liat Katzman and Amos Pickel, all as specifically detailed in Exhibit B attached hereto (the “Proposed Resolutions”). The Director Nominees shall be elected to the respective classes of the directors whom they replace, within the Company’s existing classified board structure. The Company shall not make any changes, edits or additions to the Proposed Resolutions and they shall be brought to the approval of the shareholders “as is”. Any deviation from the Proposed Resolutions shall be in violation to the Companies Law.

4.	Declarations of the Director Nominees as required under Section 224b(a) of the Companies Law are attached hereto as Exhibit C1 – C3.
5.	A proxy card for the purpose of the Special Meeting, is attached hereto as Exhibit D (the “Proxy Card”). The Company shall not make any changes, edits or additions to the Proxy Card and it shall be sent to the shareholders “as is”. Any deviation from the Proxy Card shall be in violation to the Companies Law and the regulations promulgated thereunder.
6.	A position statement to be included in the proxy statement is attached hereto as Exhibit E (the “Position Statement”). The Company shall not make any changes, edits or additions to the Position Statement and it shall be sent to the shareholders “as is”. Any deviation from the Position Statement shall be in violation to the Companies Law and the regulations promulgated thereunder.
7.	We request that a current report on Form 6-K pertaining to our client’s request to convene a special general meeting of the Company in order to replace the current serving directors (other than the external directors) with the Director Nominees (including a complete copy of this letter) will be furnished immediately to the SEC.
8.	We hereby demand that until the time of the Special Meeting, the Company will not take any action not in the ordinary course of business, including, without limitation, any dispositions of its assets, or securities offerings, whether public nor private, including, without limitation, under the Company’s Standby Equity Purchase Agreement with YA II PN, Ltd. In addition, we demand that the board of directors of the Company shall not appoint any additional directors to the Company’s board of directors prior to the Special Meeting.
9.	Any action in violation or conflict of the forgoing will be a clear violation of your fiduciary duties to the Company, whose clear purpose and attempt is to protect your position as members of the board of directors of the Company and/or its management, while continuing to exploit the resources of the Company, without consideration for the Company’s best interest and on the account of its shareholders.
10.	Accordingly, we will hold each and every one of the directors and office holders personally liable for any damage that may be caused to the shareholders of the Company as a result of your actions.

Sincerely,

Dr. Shachar Hadar, Adv.

Meitar | Law Offices

Exhibit A

Bank Confirmation

Exhibit B

Proxy Agenda

The agenda for the special meeting shall include the following proposal:

PROPOSAL NO. 1

REMOVAL AND ELECTION OF DIRECTORS

S.H.N. Financial Investments Ltd. (“S.H.N.”), a significant shareholder of the Company, proposes to replace all of the current serving directors of the Company, other than the external directors.

As such, at the Meeting, the shareholders are requested to remove from office, immediately upon the closing of the general meeting of the shareholders, each of the following current serving directors: Dr. Ehud Geller, Mr. Efi Cohen-Arazi and Mr. Asaf Shavit.

In their stead, shareholders are requested to elect Ms. Margarita Hirsch Malahovich as a Class I director in place of Dr. Ehud Geller, Ms. Liat Katzman as a Class II director in place of Mr. Asaf Shavit, and Mr. Amos Pickel as a Class III director in place of Mr. Efraim Cohen-Arazi, in each case for the remainder of the applicable class term and until such nominee’s successor is duly elected and qualified.

Following is biographical information concerning the nominees proposed by S.H.N.:

 Ms. Margarita Hirsch Malahovich (33) has served as Municipal Prosecutor and Legal Practice Lead at the Legal Department of the City of Nahariya, Israel, from 2023 to September 2026. Ms. Hirsch Malahovich acquired an LL.B. as well as an LL.M. in Commercial and Business Law from Netanya Academic College, and was admitted to the Israel Bar in 2022.

Ms. Liat Katzman (56) has been engaged in the real estate business for the last 12 years. Prior to that, she practiced law for 17 years, specializing in real estate taxation. Mrs. Katzman previously served as a director of two Israeli public companies, DCL and Gibor Nadlan. She received her LL.B. degree from the University of Sheffield, United Kingdom, in 1994, and was admitted to the Israel Bar Association in 1995.

Mr. Amos Pickel (59) is  a Non-Executive Director (and Audit and Internal Audit Committees Member) of (Y.Z) Queenco Ltd (TLV:QNCO), and the Managing Director of his fully owned consultancy firm, Alpha Golf Papa. Previously the Chairman of the Board of Directors of Berggruen Residential Ltd.,  a Non-Executive Director (and Audit and Compliance Committees member and Remuneration Committee Chairman) of 888 Holdings Plc (888.L, currently EVOK.L), and the Chief Executive Officer of Atlas Management Company Limited and Chief Executive Officer and member of the Board of Directors of Red Sea Hotels Ltd. Previously a Non-executive Director of Gresham Hotel Group Plc, he is a non-practising solicitor holding a Masters in Law from New York University and an LLB from Tel Aviv University.

At the Meeting, S.H.N., a significant shareholder of the Company, proposes that the following resolutions be adopted:

 “RESOLVED, to remove from office, immediately upon the closing of the general meeting of the shareholders, each of the following current serving directors: Dr. Ehud Geller, Mr. Efi Cohen-Arazi and Mr. Asaf Shavit.

 RESOLVED, to elect Ms. Margarita Hirsch Malahovich as a Class I director of the Company for the remainder of the applicable Class I term and until such nominee’s successor is duly elected and qualified.

RESOLVED, to elect Ms. Liat Katzman as a Class II director of the Company for the remainder of the applicable Class II term and until such nominee’s successor is duly elected and qualified.

RESOLVED, to elect Mr. Amos Pickel as a Class III director of the Company for the remainder of the applicable Class III term and until such nominee’s successor is duly elected and qualified.

Exhibit C-1

Director Nominees Declarations – Margarita Hirsch Malahovich

Exhibit C-2

Director Nominees Declarations – Amos Pickel

Exhibit C-3

Director Nominees Declarations – Liat Katzman

Exhibit D

Proxy Card

SPECIAL GENERAL MEETING OF SHAREHOLDERS OF

PRF TECHNOLOGIES LTD.

[_____] (Israel time)

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS FOR THE MEETING

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To approve the removal of Mr. Ehud Geller, Mr. Efi Cohen-Arazi and Mr. Asaf Shavit from the Company’s Board of Directors upon the closing of the general meeting of the shareholders.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	To elect Ms. Margarita Hirsch Malahovich as a Class I director of the Company for the remainder of the applicable Class I term and until such nominee’s successor is duly elected and qualified.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To elect Ms. Liat Katzman as a Class II director of the Company for the remainder of the applicable Class I term and until such nominee’s successor is duly elected and qualified.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	To elect Mr. Amos Pickel as a Class III director of the Company for the remainder of the applicable Class I term and until such nominee’s successor is duly elected and qualified.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

	Date	,		Date	,
SIGNATURE			SIGNATURE

Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signed is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PRF TECHNOLOGIES LTD.

PROXY FOR SPECIAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD [____], 2026

The undersigned acknowledges receipt of the Notice of Special General Meeting of Shareholders and Proxy Statement of the Company relating to the Meeting.

This proxy, when properly executed, will be voted in the manner directed on the reverse side by the undersigned shareholder.

If no direction is made, the proxy will be voted “FOR” Proposal No 1.

(Continued and to be signed on the reverse side)

Exhibit E

Position Statement

September 24, 2026

PRF Technologies Ltd.

65 Yigal Alon St.

Tel Aviv 6744316

Israel

Dear Sir/Madam,

Re: Position Statement – Special General Meeting of

PRF Technologies Ltd. (the “Company”)

S.H.N. Financial Investments Ltd. (“S.H.N.”) respectfully submits this position statement in connection with the items included on the agenda of the Company’s special general meeting to be convened pursuant to S.H.R.’s request letter dated September 24, 2026 (the “Meeting” and the “Letter” respectively). S.H.N. delivered the Letter to the Company demanding that the Meeting be convened in order to allow the shareholders of the Company to vote upon resolutions to remove the current directors of the Company, other than the external directors, and appoint S.H.N.’s director nominees their stead.

S.H.N. is an Israeli private investment company controlled by Mr. Hadar Shamir and Mr. Nir Shamir, which invests primarily in publicly traded micro-cap to mid-cap companies across a range of sectors and markets. S.H.N. has significant experience increasing value for shareholders of the companies in which it invests and is committed to driving positive change in management practices for the benefit of the Company’s shareholders.

As of September 24, 2026, S.H.N. holds 200,00 ordinary shares of the Company.

1.	S.H.N.’s Position on Proposal No. 1(a) – Removal of Directors

Several of the current directors of the Company have served for a significant period of time, some both as directors and as officers, giving them ample opportunity to grow the Company’s activities, reduce inefficiencies and provide value to its shareholders. For example, Dr. Ehud Geller has served as chairman of the board of directors since November 2008 and served as interim chief executive officer from June 2024 until March 2026, Efraim Cohen-Arazi has served as a director since 2020, and Mr. Asaf Shavit has served as a director since September 2025.

Unfortunately, the Company’s activity and stock price performance during their tenure paints a clear picture of stagnation in all categories. Given these circumstances, the Company’s stagnant share price serves as a clear testament to the market’s complete lack of faith in the ability of the current directors and management of the Company to provide return on investment to the Company’s shareholders.

Furthermore, rather than support the Company’s capital requirements by reducing inefficiencies and raising capital on the open market, the current directors have opted to issue the Company’s equity to YA II PN, Ltd. through Standby Equity Purchase Agreements, entered into in May and June 2026. Under each of these agreements, the Company issued shares as commitment fees, and sold shares at a discount to market price on an ongoing basis, diluting the existing shareholders and bleeding the Company’s stock price.

It is clear that the current directors have over the years become blind or indifferent to the failings of the Company and have become incapable of steering the Company in a more favorable direction.

S.H.N.’s sole purpose is to cease the mismanagement of the Company’s directors and management which has lead a solid company with substantial revenues into stagnation and disarray. As such, S.H.N.’s position on the proposed resolution is that the current directors have failed miserably in fulfilling their duties and should therefore be removed from their respective positions. S.H.N. recommends that all of the Company’s shareholders VOTE FOR the removal from office, immediately following the meeting, of each of the Company’s current directors as stated under Proposal no. 1 of the proxy statement published for the Meeting.

2.	S.H.N.’s Position on Proposal No. 1(b) – S.H.N. Director Nominees

S.H.N. believes that the ranks of the Company’s board of directors direly need to be refreshed in order to rectify the current mismanagement and set the Company on a path to future growth. In order to promote this goal, S.H.N. has proposed that the shareholders of the Company elect to appoint seasoned director candidates which have significant experience and proven capabilities as directors, and members of senior management in publicly traded companies. Amos Pickel, Liat Katzman and Margarita Hirsch Malahovich (the “S.H.N. Nominees”) each have the requisite skills and experience so as to constitute a perfect fit to the Company’s needs and circumstances.

Through a combination of experience, financial expertise, and a fresh, unbiased view of the Company’s activity, S.H.N. believes that the Company’s business could be greatly improved, inefficiencies can be reduced, and shareholder value can be substantially increased.

S.H.N.’s position on the proposed resolution is that the S.H.N. Nominees are the most suitable candidates to serve as directors of the board of directors of the Company. S.H.N. recommends that all of the Company’s shareholders VOTE FOR the election of the S.H.N. Nominees, as stated under Proposal No. 1 of the proxy statement published for the Meeting.

3.	Conclusion

S.H.N.’s arguments speak for themselves. The current directors of the Company are no longer fit to serve in such capacities. The Company and its shareholders would greatly benefit from electing S.H.N.’s Nominees in their stead.

Sincerely

Hadar Shamir

S.H.N. Financial Investments Ltd.